GEOVIC ANNOUNCES NOMINATION OF DR. PAUL ROSE
FOR ELECTION TO BOARD OF DIRECTORS

April 27, 2010 – Denver, CO - Geovic Mining Corp. (“Geovic” or the “Company”, TSX:GMC, OTC.BB:GVCM) is pleased to announce that Dr. Paul Rose has been nominated for election to the Geovic Mining Board of Directors, joining the eight present Directors, all of whom were also nominated. If elected, he would become the Company’s sixth independent director.

Dr. Rose, an early investor in Geovic, Ltd., the Company’s predecessor prior to the RTO transaction that took it public in December 2006, is a beneficial owner of more than 9% of the Company’s outstanding Shares as of the Record Date. Dr. Rose has been an Anesthesia Staff Physician with Legacy Emanuel Hospital in Portland, Oregon since 1990, is a founding member and former Director of the Oregon Anesthesiology Group (“OAG”), and serves as Chairman of OAG’s Pension Committee.

The Annual Stockholders’ meeting at which directors will be elected will be held Friday, June 11th at 10:00 a.m. at the Sheraton Airport Hotel in Portland, Oregon. The Company’s Proxy Statement and Annual Report will be available to Stockholders well in advance of the meeting.

“The Board is pleased that Paul has agreed to stand as a nominee for election to the Board of Directors”, states Wade Nesmith, Chairman of Geovic Mining. “Through his long time association with the Company, Paul has spent countless hours studying its business, and brings with him a valuable and diverse skill set. We look forward to working with him, and benefiting from his expertise as we move Geovic Cameroon towards production.”

About Geovic

Geovic is a U.S.-based corporation whose principal asset is 60% ownership of a significant cobalt-nickel-manganese deposit in the Republic of Cameroon, Africa. Additional Company initiatives and Project information may be found on the websites www.geovicenergy.com, www.sedar.com, and www.sec.gov. For more information, please go to www.geovic.net or contact:

Andrew C. Hoffman, CFA V.P., Investor Relations Geovic Mining Corp. Direct (720) 350-4130 Toll-Free (888) 350-4130 ahoffman@geovic.net	San Diego Torrey Hills Capital Direct (858) 456-7300 info@torreyhillscapital.com	Vanguard Shareholder Solutions Direct (604) 608-0824 Toll-Free (866) 801-0779 ir@vanguardsolutions.ca

On behalf of the Board
John E. Sherborne, CEO and Director